EXHIBIT 5
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June 1, 1998



Airborne Freight Corporation
3101 Western Avenue
Seattle, Washington  98111

Re:Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Airborne Freight Corporation (the "Company") in connection with the preparation of its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Company will file with the Securities and Exchange Commission, with respect to an aggregate of 6,000,000 shares of Common Stock of the Company (the "Shares") issuable upon exercise of options granted or to be granted under the Company's 1998 Key Employee Stock Option Plan (the "Plan").

We have examined the Registration Statement and such other documents and records as we have deemed relevant and necessary for the purpose of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares issuable under the Plan will, upon due execution by the Company and the registration by its registrar of the certificates for the Shares and issuance thereof by the Company and receipt by the Company of the consideration therefor in accordance with the terms of the Plan, be validly issued, fully paid and nonassessable.

We note that a member of our firm serves as an officer and/or director of certain of the Company's subsidiaries and that, as of May 15, 1998, members of the firm held approximately 15,730 shares of the Company's Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,

                              /s/ Frank C. Woodruff
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                              Frank C. Woodruff
                              GRAHAM & JAMES LLP/
                              RIDDELL WILLIAMS P.S.